EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Shire Pharmaceuticals Group plc Registration Statements on Form S-8 (Nos. 333-09168, 333-93543, 333-60952 and 333-91552), Form S-4 (333-55696) and Form S-3 (333-72862-01) of our report dated 26 February 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, on 1 January 2002), appearing in this Annual Report on Form 10-K of Shire Pharmaceutical Group plc for the year ended 31 December 2002.


/s/  Deloitte & Touche
---------------------------
DELOITTE & TOUCHE
Chartered Accountants
Reading

28 March 2003